                                 AMENDMENT NO. 2
                                       TO
          AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES AGREEMENT

            This Amendment, dated as of October 15, 2004 (the "Amendment"), amends the Amended and Restated Master Administrative Services Agreement as amended, (the "Agreement"), dated July 1, 2004, by and between A I M ADVISORS, INC., a Delaware corporation, (the "Administrator") and AIM Treasurer's Series Trust, a Delaware statutory trust with respect to the separate series set forth in Appendix A to this Agreement.

                                   WITNESSETH:

            WHEREAS, the parties desire to amend the Agreement to change the names of INVESCO Treasurer's Money Market Reserve Fund to Premier Portfolio; INVESCO Treasurer's Tax-Exempt Reserve Fund to Premier Tax-Exempt Portfolio and INVESCO U.S. Government Money Fund to Premier U.S. Government Money Portfolio;

            NOW, THEREFORE, the parties, intending to be legally bound, hereby agree as follows;

            1. Appendix A to the Agreement is hereby deleted in its entirety and replaced with the following:

                                   "APPENDIX A
                                 FEE SCHEDULE TO
          AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES AGREEMENT
                                       OF
                          AIM TREASURER'S SERIES TRUST

PORTFOLIOS                                   EFFECTIVE DATE OF AGREEMENT
----------                                   ---------------------------
Premier Portfolio**                                   July 1, 2004

Premier Tax-Exempt Portfolio **                       July 1, 2004

Premier U.S. Government Money Portfolio               July 1, 2004

      The Administrator may receive from each Portfolio reimbursement for costs or reasonable compensation for such services as follows:

Rate*                     Net Assets
-----                     ----------
0.023%                    First $1.5 billion
0.013%                    Next $1.5 billion
0.003%                    Over $3 billion

                  *Annual minimum fee is $50,000. An additional $10,000 per class of shares is charged for each class other than the initial class. The $10,000 class fee is waived for any of the above Portfolios with insufficient assets to result in the payment of more than the minimum fee of $50,000.

      **Notwithstanding the foregoing, Administrator, pursuant to the terms of an investment advisory agreement with AIM Treasurer's Series Trust ("ATST"), dated November 25, 2003, will not charge Premier Portfolio and Premier Tax-Exempt Portfolio, portfolios of ATST, any fees under this Administrative Services Agreement. However, this commitment may be changed following consultation with the Trustees."

            2. In all other respects, the Agreement is hereby confirmed and remains in full force and effect.

      IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers on the date first written above.

                                               A I M ADVISORS, INC.

Attest: /s/ Lisa A. Moss                       By: /s/ Mark H. Williamson
        -----------------------                    -------------------------
            Assistant Secretary                        Mark H. Williamson
                                                       President

(SEAL)

                                               AIM TREASURER'S SERIES TRUST

Attest: /s/ Lisa A. Moss                       By: /s/ Robert H. Graham
        -----------------------                    -------------------------
            Assistant Secretary                        Robert H. Graham
                                                       President

(SEAL)